Exhibit 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the inclusion in the Amendment No. 3 to the Registration Statement of CVR Partners, LP on Form S-4 and in the Proxy Statement/Prospectus of CVR Partners, LP and Rentech Nitrogen Partners, L.P., which is part of the Registration Statement, of our opinion dated August 9, 2015 appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “SUMMARY – Opinion of the Financial Advisor to the Rentech Nitrogen Board,” “PROPOSAL 1: THE MERGERS – Background of the Transactions,” “PROPOSAL 1: THE MERGERS – Unaudited Prospective Financial and Operating Information of CVR Partners and Rentech Nitrogen” and “PROPOSAL 1: THE MERGERS – Opinion of the Financial Advisor to the Rentech Nitrogen Board”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Morgan Stanley & Co. LLC

By:	/s/ Morgan Stanley & Co. LLC

New York, New York

January 12, 2016